NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
DATE:	June 12, 2001
TIME:	9:00 am
PLACE:	Garfield's Restaurant & Pub
Quail Springs Mall
2501 W. Memorial Road
Oklahoma City, OK
Dear Shareholders:

At the Annual Meeting, we will ask you to:

    *Elect two directors; and

    *Transact any other business that may be properly presented before the Annual Meeting.

If you were a shareholder of record at the close of business on April 13,2001, you may vote at the Annual Meeting.

By Order of the Board of Directors

PATRICIA L. ORZA

April 30, 2001 Secretary

Please sign; date and return the enclosed proxy as soon as possible whether or not you plan to attend the meeting. You may revoke your proxy at any time before its exercise. If you attend the meeting, you may withdraw the proxy and vote in person.

PROXY STATEMENT FOR

2001 ANNUAL MEETING OF SHAREHOLDERS
INFORMATION ABOUT THE MEETING AND VOTING

Why did you send me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is asking for your proxy to vote at the 2001 Annual Meeting of the Shareholders. This Proxy Statement summarizes the information you need to know to vote intelligently at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card.

We anticipate sending this Proxy Statement, the Notice of Meeting and the enclosed proxy card on or around April 30, 2001 to all shareholders entitled to vote. If you were a shareholder of record at the close of business on April 13, 2001, you may vote at the Annual Meeting. On April 13, 2001, there were 2,947,918 shares of our common stock outstanding. Common stock is our only class of voting stock.

How many votes do I have?

Each share of Eateries, Inc. stock that you own entitles you to one vote on each matter considered at the Annual Meeting. Your proxy card shows the number of shares of common stock that you own.

How do I vote by proxy?

Please sign, date and return the proxy card, whether or not you plan to attend the Annual Meeting. You will not affect your right to attend and vote at the Annual Meeting by returning the proxy card.

If you sign, date and return the proxy card to us in time to vote, your "proxy" (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors.

What does the Board of Directors recommend?

The Board of Directors recommends a vote: "FOR" the two nominees for director.

At the time this Proxy Statement went to press, we knew of no other matters, which needed to be acted on at the Annual Meeting. We will not introduce any substantive matters at the Annual Meeting which are not presented in this Proxy Statement. If any other business, such as procedural matters, is presented at the Annual Meeting, your proxy will vote according to his best judgment.

May I revoke my Proxy?

    *If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

 *  You may notify Patricia L. Orza, our Secretary, in writing before the Annual      Meeting that you have revoked your proxy;

*  You may send another proxy with a later date to us in time to vote; or

*  You may attend the Annual Meeting and request revocation of your proxy. (You    must request revocation - attendance at the Annual Meeting alone will not revoke    your proxy.)

How do I vote in person?

If you attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee, which shows that you are the beneficial owner of the shares on April 13,2001, the record date for voting.

What vote is required to approve each proposal?
Proposal 1: ELECT TWO DIRECTORS

The two directors who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

A broker non-vote will have no effect on the election of the directors.

Proposal 2: OTHER BUSINESS

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting is required to approve other matters properly brought before the meeting. So, if you "abstain" from voting, it has the same effect as if you voted "against" a proposal.

A broker non-vote will not count as a "share present". So, a broker non-vote will reduce the number of affirmative votes that are necessary to approve any proposal.

INFORMATION ABOUT EATERIES, INC. COMMON STOCK OWNERSHIP

Who owns the most Eateries, Inc. stock?

This table shows, as of April 13, 2001, all of the persons we know to be "beneficial owners" (1) of more than five percent of Eateries, Inc. common stock. This table also shows the beneficial ownership of each director and executive officer of Eateries, Inc. (even if he or she owns less than five percent of the common stock) and of all our directors and executive officers as a group.
Name	Directly Owned Shares (2)	Presently Exercisable Stock Options (3)	Shares Beneficially Owned (4)
			Number	Percent
Vincent F. Orza, Jr. Patricia L. Orza 2001 Cambridge Way Edmond, Oklahoma	390,353	370,000	760,353	22.9%
Edward D. Orza 123 Skunk Lane Wilton, CT 06897	448,900	60,000	508,900	16.9%
James M. Burke 5209 Rock Port Way Oklahoma City, Oklahoma 73013	193,345	160,000	353,345	11.4%
Bradley L. Grow	21,000	60,000	81,000	2.7%
Marc Buehler	2,137	15,000	17,137.6%
Laurence M. Bader	-	20,000	20,000.7%
Philip Friedman	49,332	60,000	109,332	3.6%
Thomas F. Golden	50,682	40,000	90,682	3.0%
Larry Kordisch	5,000	40,000	45,000	1.5%
Directors and Executive Officers as a group (10 persons)	1,160,749	705,000	1,985,749	52.6%

_1__ "Beneficial ownership" is a technical term broadly defined by the Securities Exchange Commission to mean more than ownership in the usual sense. So, for example, you "beneficially" own Eateries, Inc. common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) have (or share) the power to vote the stock, or to sell it, or if you have the right to acquire it within 60 days.

_2__ This column excludes shares which the shareholder has the right to acquire by exercising stock options.

_3__ This column shows the number of shares the shareholder may acquire though the exercise of presently exercisable stock options or stock options which will become exercisable within 60 days of April 13, 2001.

_4__ This column includes shares directly owned and shares subject to presently exercisable stock options as described in footnotes (1), (2) and (3) above.

Did directors, executive officers and greater-than-10% shareholders comply with Section 16(a) Beneficial Ownership Reporting in 2000?

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and to give us copies of the reports. Based on our review of these reports and of written representations of the reporting persons provided to us, we believe that all reporting persons complied with the Section 16(a) filing requirements for 2000.

ELECTION OF DIRECTORS

The Board of Directors

The Board of Directors oversees the business and affairs of Eateries, Inc., but does not participate in day-to-day operations. The Board of Directors consists of seven members who are divided into three substantially equal classes. Each class is elected for a different term. The number of directors comprising the Board of Directors may be increased or decreased by amendment to our bylaws. Our officers serve at the discretion of the Board of Directors, subject to contractual arrangements.

The Board of Directors has nominated two directors for election. Each nominee currently serves as one of our directors. We know of no reason why any nominee may be unable to serve as director. However, if any of them should be unable to serve, your proxy may be voted for a substitute nominee proposed by the Board of Directors.

Who has the Board of Directors nominated?

Class III Nominees
Larry Kordisch Age 53

Director since 1997. Mr. Kordisch was appointed to fill a vacancy in the Board of Directors in April 1997. Mr. Kordisch is a financial consultant. He was the Executive Vice President - Finance and Chief Financial Officer of Homeland Stores, Inc., a leading retail grocery store chain based in Oklahoma City, Oklahoma, from February 1995 to May 1998. While at Homeland he was responsible for finance, accounting, risk management, and information technology functions. From 1985 to 1995, Mr. Kordisch served as Executive Vice President - Finance and Administration, Chief Financial Officer and member of the Board of Directors of Scrivner, Inc., a $6 billion food distribution company. Mr. Kordisch holds a Bachelor of Science in Business Administration degree from the University of Colorado .

Patricia L. Orza Age 47

Secretary and a director since 1984. Prior to ceasing active employment in 1982, Ms. Orza worked in management and purchasing positions with several retail stores. Ms. Orza earned a Bachelor's degree from the University of Central Oklahoma in 1980. Ms. Orza is Dr. Vincent F. Orza, Jr.'s wife.

The Board of Directors recommends that you vote "FOR" the election of the two nominees for director.

Two positions on the Board of Directors are open for election at the Annual Meeting. The Board has nominated the Board members currently holding these positions for re-election.

Who are the board members whose positions are not open for election in this annual meeting?
Dr. Vincent F. Orza Age 50

Chairman of the Board of Directors, President and Chief Executive Officer since its organization in June 1984.

Dr. Orza created the Garfield's Restaurant & Pub concept with our Vice President and Chief Operating Officer, James M. Burke. Before that time, Dr. Orza was Senior Vice President of Marketing and Administration at a franchisee of Chi-Chi's Mexican Restaurants. Dr. Orza also operates Advertising and Marketing Associates, an Oklahoma City-based, market research and advertising company.

Dr. Orza is a speaker, panelist and organizer of numerous national restaurant conferences and conventions. He serves as a director of the Oklahoma Restaurant Association, the Juvenile Diabetes Foundation and the Oklahoma Leukemia Society, Chairman of the United Cerebral Palsy Telethon of Oklahoma, and was a 1990 candidate for Governor of the State of Oklahoma.

Dr. Orza also served as Business and Economics Editor and News Anchor for KOCO-TV, an ABC news affiliate, where he received numerous national awards for excellence in business journalism. He was also a tenured professor in Oklahoma's largest school of business at the University of Central Oklahoma. A contributor and editor of several professional textbooks, journals and other publications, Dr. Orza was awarded several fellowships in various marketing disciplines. He holds a Doctor of Education degree from the University of Oklahoma and Bachelor of Science in Business and Master of Education degrees from Oklahoma City University.

James M. Burke Age 39

Vice President and Chief Operating Officer, Assistant Secretary and a director since 1987. Mr. Burke joined the Company in October 1984 as cofounder and General Manager of the first Garfield's Restaurant and Pub. His responsibilities include overseeing day to day operations of all three restaurant concepts as well as corporate support departments that include human resources, purchasing and product development, real estate, new store development and training. He holds a Bachelor of Arts degree in Business from Oklahoma City University.

Thomas F. Golden Age 57

Mr. Golden has served as a director since 1991. He is a shareholder and director of the law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., an Oklahoma law firm with offices in Tulsa and Oklahoma City. Mr. Golden has been with this firm since 1967. He served as outside general counsel for Williams Realty Corp. (1974-1987), a real estate developer of major downtown mixed-use centers, including Tabor Center in Denver, Colorado and River Center in San Antonio, Texas. He holds a Bachelor of Science degree in Economics from Oklahoma State University and a Juris Doctorate from the University of Tulsa. He is a member of the Urban Land Institute and a board member of DTU, Ltd., American Red Cross and Midwesco Industries, Inc.

Philip Friedman Age 52

Mr. Friedman served as a director of the Company from 1986 until 1991 when he became an advisory director. He served as an advisory director until November 1992, when he was appointed to the Board to fill the vacancy created by the death of Mr. George H. Marx. Mr. Friedman is the President of McAlister's Corporation, operator and franchisor of the McAlister's Deli Restaurant chain. He is also Chairman of the Board for Rosti Restaurants and is the President and principal shareholder of P. Friedman & Associates, Inc., a food management and consulting company based in Rockville, Maryland. From 1984 through 1986, he was Vice President of Finance and Administration for Cini-Little International, Inc., the largest food service consulting firm in the United States. While with P. Friedman & Associates, Inc., Mr. Friedman has taken interim executive positions with certain clients. In 1996, Mr. Friedman was named interim President of Panda Management Company, Inc., a national chain of restaurants serving Chinese food. In 1990, he became the Chief Financial Officer of Service America Corporation during its financial and organizational restructuring. Service America Corporation filed for reorganization under Chapter 11 of the Federal bankruptcy laws approximately 18 months after Mr. Friedman resigned as Chief Financial Officer.

Mr. Friedman graduated from the University of Connecticut with Bachelors and Masters degrees and received his MBA from the Wharton School of Business at the University of Pennsylvania. Mr. Friedman serves as a director of Roadhouse Grill, Inc., Paramark Enterprises, Inc. and Romacorp, Inc. Roadhouse Grill, Inc. and Paramark Enterprises, Inc. are both publicly-owned corporations.

Edward D. Orza Age 49

Mr. Orza has served as a director since 1984. He has served as Chairman of the Board and President of Brockway Truck Sales, Inc., a heavy-duty truck parts distributor in New York, since August 1983. From September 1975 through August 1983, Mr. Orza served as Secretary/Treasurer and a director of TriCounty Crane Carriers, Inc., which engaged in new truck sales.

The Committees of the Board of Directors

The Board of Directors has two permanent committees:

The Audit Committee

The Audit Committee performs the functions described in its charter, which is attached to this Proxy Statement as Exhibit A. The Audit Committee's Report 2000 is included in this Proxy Statement beginning on page 12.

Mr. Philip Friedman, Mr. Thomas Golden and Mr. Larry Kordisch are members of the committee. Each of the members meets the independence standards established by Nasdaq. Mr. Kordisch serves as chairman of the committee. The Audit Committee met four times in 2000.

The Compensation Committee

The Compensation Committee administers the executive compensation program of Eateries, Inc. (except that the entire Board of Directors administers the Omnibus Equity Compensation Plan.)

The members of the committee are independent non-employee directors. Each year, as the Securities Exchange Commission requires, the committee reports to you on executive compensation. The Compensation Committee's Report on Executive Compensation for 2000 is printed at pages 14 and 15.

Mr. Larry Kordisch and Mr. Thomas F. Golden are members of the committee. Mr. Golden serves as chairman of the committee. The Compensation Committee met one time in 2000.

How do we compensate directors?

During 2000, we compensated the directors as follows:
Annual Fee	We paid each director an annual retainer fee of $10,000 (paid in quarterly installments
Meeting Fee	We paid each director $500 for each board meeting, committee meeting or travel day.

Related Transactions with Directors and Executive Officers

We have a policy that requires that any transactions between Eateries, Inc. and our officers, directors, and affiliates be on terms no less favorable than those that we could obtain from unrelated third parties.

We have employed the firm of Advertising & Marketing Associates, which is owned by Dr. Vincent F. Orza, Jr., as our advertising agency. The firm purchases most of our electronic, outdoor and print media advertising, and has provided creative materials and marketing research for us. We paid the firm $1,056,000 for media costs in 2000, from which it retained standard agency discounts. Dr. Orza represents that the 2000 discounts were approximately $89,600 net of expenses. The firm does not charge us for creative or marketing research. We believe that our arrangement with Advertising & Marketing Associates is consistent with our policy on transactions with directors and in the best interest of Eateries, Inc.

We lease our corporate offices in Edmond, Oklahoma from Great Places, L.L.C., an entity, which is owned by Dr. Orza, Jr. and Messrs. Burke and Grow. Our lease with Great Places commenced in June 1999, and we paid a total of $106,800 in rent to Great Places in 2000. The lease requires us to pay monthly rental to Great Places of $8,900, and remains in effect until June 2014.

The Shawnee Oklahoma Garfield's Restaurant is leased from Great Places of Shawnee, L.L.C., an entity owned by Dr. Orza and Messrs. Burke and Grow. Our lease with Great Places of Shawnee commenced in October 1999, and we paid a total of $108,000 in rent in 2000. The lease requires us to pay monthly rental to Great Places of Shawnee of $9,000, and remains in effect until October 2014.

Compensation Committee Interlocks and Insider Participation

Mr. Thomas Golden, a member of our Audit and Compensation Committees, is a shareholder and director of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (an Oklahoma law firm with offices in Tulsa and Oklahoma City), the primary outside law firm of Eateries, Inc. We incurred legal fees of $208,000 with the law firm in 2000.

The Executive Officers Who Are Not Directors

These are the biographies of the current executive officers of Eateries, Inc., except for those officers who are also directors (whose biographies are included beginning on page 5).
Bradley L. Grow Age 44

Vice President, Chief Financial Officer and Assistant Secretary. Mr. Grow joined Eateries, Inc. in July 1998. From 1979 through 1981, Mr. Grow was with Touche Ross and Company (now Deloitte and Touche) an international accounting firm in their London, England office. In 1982 he was employed by Grant Thornton and Company, an international accounting firm, and from 1983 to 1984 was the Chief Financial Officer of the Harper Companies. From 1985 to July 1998, Mr. Grow was the Managing Partner and Principle Owner of Grow and Company, a CPA firm with offices in three states where he specialized in mergers, acquisitions and business structure work. Mr. Grow is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting and a Masters of Business Administration degree from the University of Central Oklahoma.

Marc A. Buehler Age 31

Vice President of Marketing. Mr. Buehler joined Eateries, Inc. in March 1999 as Vice President of Marketing. Mr. Buehler is responsible for our long-term strategic marketing efforts including advertising, menu development, product research and development, consumer research and support. From 1996 until joining Eateries, Inc., Mr. Buehler was Franchise Marketing Manager for Applebee's International, Inc., operator and franchisor of the world's largest casual dining concept, Applebee's Neighborhood Grill & Bar. From 1992 to 1996, Mr. Buehler was employed by ESPN as an account executive. Mr. Buehler holds a Bachelor of Science degree in Business Administration and a Master of Science degree in Advertising Management, both from the University of Kansas.

Laurence M. Bader Age 56

Vice President of Franchise Development. Mr. Bader joined Eateries, Inc. in 1999, as Vice President of Franchise Development. Mr. Bader is responsible for creating a Franchising Department for Garfield's Restaurant and Pub and for developing franchising locations, both domestically and internationally. He consults with franchisees on real estate and construction, and manages a franchise relations team. Mr. Bader brings more than 30 years of experience in franchising, franchise relations, development, and restaurant operations from Kentucky Fried Chicken Corp., Marriott, Pizzeria Uno and, most recently, from Applebee's International, where he established and grew the franchise business from 115 restaurants in 1990 to the 1100 they operate today. He has developed franchisees in 49 of the 50 states, Canada, Mexico, the Caribbean and Europe. Mr. Bader holds a Marketing degree from the University of Maine. He is a member of the International Council of Shopping Centers, and has represented his companies as a member and presenter at conventions of the International Franchise Association.

How do we compensate the Executive Officers?

The tables set forth on pages 10 and 11 show:

*  Salaries, bonuses and other compensation (during the last three years) of the    executive officers of Eateries, Inc. who earned over $100,000 in 2000;

*  Options granted to the named executive officers in 2000; and

*  Options exercised by the named executive officers and the value of their    outstanding options measured by the closing price of our common stock on    December 31, 2000.

Summary Compensation Table

This table shows the compensation paid over the last three years to the Chief Executive Officer and other executive officers who received compensation of $100,000 or more in 2000.
Name and Principal Position	Annual Compensation				Long-Term Compensa- tion Awards	All other Compensa- tion (2)
	Year	Salary (1)	Bonus	Other Annual Compensa- tion	# of Shares Underlying Stock Options Granted
Vincent F. Orza, Jr. Chairman of the Board, President and Chief Executive Officer	2000 1999 1998	$303,450 300,758 232,873	- - 100,000	$12,000 (3) 11,000 (3) 12,500 (3)	20,000 (4) 20,000 (4) 20,000 (4)	$ - - 365
James M. Burke Vice President, Chief Operating Officer, Assistant Secretary and Director	2000 1999 1998	$181,110 180,341 160,764	- - 50,000	$12,000 (3) 11,000 (3) 12,500 (3)	10,000 10,000 10,000	$ - - 161
Bradley L. Grow Vice President, Chief Financial Officer and Assistant Secretary	2000 1999 1998	$150,000 150,000 -	- - -	- - -	- - -	$ - - -
Laurence Bader Vice President of Franchising	2000 1999 1998	$140,000 - -	19,800 - -	- - -	- - -	$ - - -

(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers. Amounts shown also include automobile allowances as follows: Orza $8,450; Burke $6,110 and Grow $0 ($14,560 for the group).

(2) Amounts shown under this column represent the premiums paid by Eateries, Inc. under split-dollar life insurance plans. Under these plans, Eateries, Inc. pays the premiums for life insurance issued to the named executive. Repayment of the premiums is secured by the death benefit or the cash surrender value of the policy, if any, if the executive cancels and surrenders the policy.

          (3) Amounts shown represent directors' fees.

(4) Amount shown includes stock options granted to Dr. Orza's spouse, Patricia L. Orza, a director of Eateries, Inc.

Options Granted In 2000

This table shows the options granted to the named executive officers who received compensation of $100,000 or more in 2000.
Name	Date of Grant	# of Shares Under- lying Options Granted in 2000	% of Total Options Granted to Employees in 2000 (1)	Exercise Price (2) ($share)	Expira tion Date (Mo/Yr)	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5% (3)	10% (4)
Vincent F. Orza, Jr.	8/22/00	20,000 (5)	11.9%	$2.338	8/22/06	15,903	36,078
James M. Burke	8/22/00	10,000	5.9%	$2.338	8/22/06	7,951	18,039

(1) Includes options granted to non-employee directors.

(2) Exercise price was market price on date of grant.

(3) Assumes 5% annual increase in stock price over term of option.

(4) Assumes 10% annual increase in stock price over term of option.

(5) Includes options granted to Dr. Orza's spouse, Ms. Patricia L. Orza, a director of Eateries, Inc.

Aggregated Option Exercises In 2000 And Year-End Option Values

This table shows options exercised by the named executive officers (who received compensation of $100,000 or more in 2000) and the value of their outstanding options measured by the closing price of Eateries, Inc.'s common stock on December 31, 2000.
Name	Shares Acquired on Exercise	Value Realize (1)	Number of Shares Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options at FY-End ($) Exercisable/ Unexercisable
Vincent F. Orza, Jr. (2)(3)	-	-	300,000/20,000	- /3,240
James M. Burke (2)	-	-	130,000/10,000	- /1,620
Bradley L. Grow	-	-	60,000/90,000	- / -

(1) Market value at exercise date less exercise price.

(2) The options held by Dr. Vincent F. Orza, Jr. and Mr. James M. Burke include options received for service as directors of Eateries, Inc.

(3) The information shown for Dr. Orza includes the beneficial ownership          of director options for 60,000 shares held by his spouse, Ms. Patricia Orza.

Omnibus Equity Compensation Plan

Under the Omnibus Equity Compensation Plan of Eateries, Inc. (the "Omnibus Equity Plan"), the Board of Directors may grant stock options, restricted stock or other derivative securities to our employees and directors. Currently, we have issued non-qualified stock options to key employees to acquire a total of 1,665,500 shares of common stock. Options to acquire 981,500 shares of employee stock options have been exercised and options to acquire 539,500 shares remain outstanding. The Omnibus Plan also includes an employee stock purchase plan.

Until the Company's annual meeting in 2000, the Omnibus Equity Plan included a special director feature, which provided that upon the initial election of a director, he or she would be granted options for 50,000 shares of common stock. Once a director had served for more than five years, he or she would be granted annual director stock options of 10,000 shares upon reelection. Although the special director feature was repealed in 2000, 400,000 shares of common stock are reserved for issuance under currently outstanding director options. Directors may exercise their initial options at the rate of 20% per year beginning on the first anniversary of a director's initial election to the Board of Directors (or, as to directors elected before 1988, beginning in 1989). Directors may exercise their re-election options one full year from the date of grant. All director options have a term of five years from the start of the exercise period, subject to a one-year extension to the estate of a deceased director. Directors may not transfer their options except by will or the laws of descent.

Under the Omnibus Equity Plan, if there is a change in control of Eateries, Inc., all unvested stock options will vest and all outstanding stock options or other plan awards will be cashed out unless the Compensation Committee determines otherwise. Under the Omnibus Equity Plan, we may not grant options at an exercise price, which is less than 85% of the fair market value of the common stock on the date of grant.

Employment Agreements with the Chief Executive Officer
and Certain Other Executive Officers

We have employment agreements with Dr. Vincent F. Orza, Jr., Mr. James M. Burke and Bradley L. Grow dated as of January 1, 2001. The employment agreements with Dr. Orza and Mr. Burke provide for three-year terms, which unless terminated, automatically renew for additional one-year terms on each December 31. The employment agreement with Mr. Grow has an indefinite term and may be terminated by us or Mr. Grow for any reason upon ninety days advance written notice. The current base salary of each executive under his or her respective employment agreement is as follows:

*  Vincent F. Orza, Jr. $325,000

*  James M. Burke $200,000

*  Bradley L. Grow $175,000

If Dr. Orza or Mr. Burke should die during the term of his employment agreement, we will pay his estate an amount equal to two years' salary out of the proceeds of the key man life insurance policy maintain on the executive's life.

If Mr. Grow should die during the term of his agreement, we will pay his estate regular installments of base salary for one year from the date of his death.

Stock Put Agreements. If Dr. Orza or Mr. Burke should die, the executive's estate or other legal representative has the right (but not the obligation) to compel Eateries, Inc. to purchase all or part of the common stock:

*  Owned by or under stock options to the executive;

*  Owned by the executive's immediate family members (i.e. spouse or children); or

*  Controlled by the executive or his immediate family members through trusts,     partnerships, corporations or other entities on the date of the executive's    death.

We will pay for any compelled purchase of stock out of (and limited to) the proceeds of the key man life insurance policies we hold on the executive.

COMMITTEE REPORTS

Report of the Audit Committee

The Audit Committee oversees Eateries' financial reporting process on behalf of the Board of Directors. Management, not the Audit Committee, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Eateries' accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and Eateries including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Committee discussed with Eateries' internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Eateries' internal controls, and the overall quality of Eateries' financial reporting. The Committee held four meetings during 2000.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also approved the selection of Eateries' independent auditors.

Larry Kordisch
Philip Friedman
Thomas Golden
April 12, 2001

The following table provides the various fees and out-of-pocket costs billed by Arthur Andersen, LLP for the fiscal year ended December 31, 2000.

 Audit Fees Financial Information Systems Design All Other Fees
                                  and Implementation Fees

$77,900                    $0                        $32,280

The Audit Committee of the Board has considered whether the provision by Arthur Andersen LLC of non-audit services included in the fees set forth in the table above under "All Other Fees" is compatible with maintaining the independence of Arthur Andersen, LLC.

Report on Executive Compensation for 2000

The Compensation Committee develops, implements, reviews and administers the executive compensation programs and policies of Eateries, Inc. It also monitors the performance and compensation of the management, and makes recommendations and reports to the Board of Directors about the levels of executive compensation.

The Compensation Committee furnished the following report on executive compensation for 2000:

Executive Compensation Report
Principal Components of Executive Compensation

We have designed the executive compensation program of Eateries, Inc. to:

*  Attract and retain capable personnel; and

*  To motivate them through rewards based on:

*  Employee performance;

*  The financial performance of Eateries, Inc.; and

*  Stock price appreciation.

We compensate our executives through base salary, stock incentives (that reward management for stock price appreciation and align management and shareholder interests) and possible cash bonuses (based on achieving annual operating income targets).

Base Salaries

We determine base salaries by a subjective mix of the performance of Eateries, Inc., its size, cash availability, and the levels of compensation received by executives at similar companies. For an overview of executive salaries, see the Summary Compensation Table on page 11. We believe that the management's base salary levels are and have been at or below the levels of compensation received by executives at similar companies. This belief is based on the collective knowledge of our committee members and on informal compensation surveys of public corporations in the restaurant industry, which we regard as a reasonable sampling of industry standards.

Stock Incentives

We provide long-term incentive awards for our management through our stock incentive program (introduced in 1987). The stock incentive program is currently composed of:

*  A stock grant program and stock option grants for lower level management;

*  Stock option agreements for our President and Vice Presidents; and

*  Stock option grants for incoming and long-term directors.

We offer this incentive compensation to our executives instead of more traditional compensation packages (offering broad insurance coverages, retirement plans, and higher base salaries) because we believe it helps align the interests of our management with our shareholders. By placing a substantial portion of management's compensation in a stock incentive program, their compensation is "at risk" in much the same way that a shareholder's stock purchase price is "at risk". Management only earns this incentive compensation through its ability to make Eateries, Inc. perform, therefore, improving its value and the corresponding price of its stock. So, management and the shareholders benefit together, and their interests are aligned. We have the same goal for our director stock option plan: to reward shareholder interests.

Employee Purchase Plan. In 1994, we adopted an employee stock purchase plan, which gives all employees (except for those owning 5% or more of our common stock) the right to purchase shares of common stock at a discount from market price. This program is intended to give all employees a financial stake in our success.

Cash Bonuses

In contrast to our stock incentive program, our discretionary cash bonus program (introduced in 1992) offers incentives for short-term (annual) performance. The program is based on a combination of factors including net income, revenue, growth and various other criteria. We believe that, while short-term performance is important and should be rewarded, it is less important than long-term growth, profitability and stock price appreciation. Accordingly, the levels of compensation from the cash bonus program are significantly less than that potentially available from the stock incentive programs.

401(k) Plan

We have a 401(k) plan (introduced in 1996) which assists employees in providing for their retirement.

Policy on Deductibility of Certain Compensation

A 1993 amendment to the Internal Revenue Code prohibits public companies from deducting annual compensation in excess of $1,000,000 paid to certain executive officers after 1993. We do not believe this restriction will affect our compensation decisions because of the relatively low levels of salary and cash bonus historically paid to the management of Eateries, Inc. Although the exercise of stock options could cause the $1,000,000 cap to be exceeded, we do not intend to consider the cap when awarding stock options.

Compensation of Chief Executive Officer

Dr. Orza's current base salary is $325,000. We believe that the stability, growth and earnings of Eateries, Inc. in recent years justifies the compensation paid to Dr. Orza.

Dated: April 12, 2001     The Compensation Committee of Eateries, Inc.
                                                                                Mr. Thomas F. Golden, Chairman
                                                                                                         Mr. Larry Kordisch

PERFORMANCE GRAPH

(GRAPH)

This graph compares the six-year total return to shareholders (stock price appreciation plus reinvested dividends) for Eateries, Inc. common stock with the comparable return of two indexes: the CRSP Total Return Index for the NASDAQ Market and the NASDAQ Retail Trade Index. The graph assumes that you invested $100.00 in Eateries, Inc. common stock and in each of the indexes on December 31, 1995, and that all dividends were reinvested. Points on the graph represent the performance as of the last business day of each of the years indicated.
Graph Dollar Values	1995	1996	1997	1998	1999	2000
Eateries, Inc.	$100	$ 118	$ 134	$ 205	$105	$ 91
CRSP Total Return Index	100	123	151	213	395	238
NASDAQ Retail Trade Index	100	115	135	165	145	89

Historical returns may not necessarily be indicative of actual returns, which may be achieved in the future.

OTHER INFORMATION ABOUT THE ANNUAL MEETING

Shareholder Proposals for the Next Annual Meeting

Any shareholder who wishes to present a proposal at the 2002 Annual Meeting of Shareholders must deliver such proposal to the Secretary of Eateries, Inc. by December 31, 2001, for inclusion in our proxy, notice of meeting, and proxy statement for the 2001 Annual Meeting.

Auditors

Arthur Andersen LLP audited our financial statements for the years ended December 31, 2000, December 26, 1999 and December 27, 1998. Their reports are included in the Eateries, Inc. Annual Report to Shareholders that accompanies this Proxy Statement.

Representatives of Arthur Andersen LLP will be at the Annual Meeting and available to answer questions about their audit. They may make a statement if they wish. As in prior years, we have not asked the shareholders to ratify our selection of auditors because we believe that shareholder ratification is unnecessary.

Who will bear the cost of soliciting these proxies?

We will pay all of the cost of soliciting these proxies. In addition to mailing proxy-soliciting material, our officers and regular employees may also solicit proxies in person, by further mailing, or by telephone or telegraph. We will not compensate them for soliciting these proxies (other than their regular compensation). We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K (including the financial statements and schedules to the report) for the year ended December 31, 2000 that we filed with the Securities and Exchange Commission, we will send you one without charge. Please write to or e-mail:

Ms. Patricia L. Orza, Secretary
Eateries, Inc.
1220 South Santa Fe

                                        Edmond, Oklahoma 73003

If you would also like a copy of the exhibits to the Form 10-K, you must first send us payment for the cost of copying the exhibits. Contact Ms. Orza at (405) 705-5000 or at the e-mail address shown above for the copying cost.

By order of the Board of Directors
PATRICIA L. ORZA
Secretary
April 30, 2001

EXHIBIT "A"

EATERIES, INC.
AUDIT COMMITTEE CHARTER

The audit committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls, which management and the board of directors have established, and the audit process.

In meeting its responsibilities, the audit committee is expected to:

1. Provide an open avenue of communication between the internal audit function of the company, the independent accountant, and the board of directors.

2. Review and update the committee's charter as required.

3. Recommend to the board of directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants.

4. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

5. Confirm and assure the independence of the internal auditor function and the independent accountant, including a review of management consulting services and related fees provided by the independent accountant.

6. Inquire of management, the director of internal auditing, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

7. Consider, in consultation with the independent accountant and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountant.

8. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

9. Review with the director of internal auditing and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effect use of audit resources.

10. Consider and review with the independent accountant and the director of internal auditing:

(a) The adequacy of the company's internal controls including computerized information system controls and security.

(b) Any related significant findings and recommendations of the independent accountant and internal auditing together with management's responses thereto.

11. Review with management and the independent accountant at the completion of the annual examination:

(a) The company's annual financial statements and related footnotes.

(b) The independent accountant's audit of the financial statements and his or her report thereon.

(c) Any significant changes required in the independent accountant's audit plan.

(d) Any serious difficulties or disputes with management encountered during the course of the audit.

(e) Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

12. Consider and review with management and the director of internal auditing:

(a) Significant findings during the year and management's responses thereto.

(b) Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

(c) Any changes required in the planned scope of their audit plan.

(d) The internal audit function budget and staffing.

(e) Then internal audit function charter.

(f) Internal auditing compliance with the iiA's Standards for the Professional Practice of Internal Auditing (Standards).

13. Review filings with the SEC and other published documents containing the company's financial statements and consider whether the information contained in these documents in consistent with the information contained in the financial statements.

14. Review with management, the independent accountant, and the director of internal auditing the interim financial report before it is filed with the SEC or other regulators.

15. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

16. Review with the director of internal auditing and the independent accountant the results of their review of the company's monitoring compliance with the company's code of conduct.

17. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

18. Meet with the director of internal auditing, the independent account, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

19. Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

20. Prepare a letter for inclusion in the annual report that describes the committee's composition and responsibilities, and how they were discharged.

21. The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

22. The committee shall meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

23. The committee will perform such other functions as assigned by law, the company's charter of bylaws, or the board of directors.

The membership of the audit committee shall consist of at least three independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit committee members and the committee chairman shall be designated by the full board of directors upon the recommendation of the nominating committee.

The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.

This charter is hereby approved unanimously by the Audit Committee this 9th day of May 2000 (consisting of Larry Kordisch, Thomas Golden, Esq., and Phil Friedman).

The board of directors in whole further approves this charter unanimously this 9th day of May 2000.

 _______________________________
Larry Kordisch
Chairman
Audit Committee

 ___________________________
Vincent F. Orza
Chairman of the Board